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                                                          EXHIBIT 12

              TRANSAMERICA CORPORATION AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         Three months ended March 31,
                                              1997         1996
                                         (Dollar amounts in millions)

Fixed charges:
  Interest and debt expense                   $163.6      $173.0
  One-third of rental expense                   10.9         6.3
  Minority interest                              9.9         4.3
                                              ______      ______
    Total                                     $184.4      $183.6
                                              ======      ======

Earnings:
  Net income                                  $ 81.0      $115.3
  Provision for income taxes                    36.1        58.0
  Fixed charges                                184.4       183.6
                                              ______      ______
    Total                                     $301.5      $356.9
                                              ======      ======

Ratio of earnings to fixed charges              1.64        1.94
                                                ====        ====